UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Actel Corporation
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ACTEL CORPORATION

NOTICE OF COMBINED ANNUAL MEETING OF SHAREHOLDERS
To Be Held On March 4, 2008

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2006-2007 Combined Annual Meeting of Shareholders of Actel Corporation, a California corporation (“Actel”), will be held on March 4, 2008, at 10:00 a.m. at Michaels at Shoreline, 2960 N. Shoreline Boulevard, Mountain View, California 94043, for the following purposes:

1. To elect five Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

2. To ratify the appointment of Ernst & Young LLP as Actel’s registered public accounting firm for the fiscal year ended January 6, 2008.

3. To transact such other business as may properly come before the Combined Annual Meeting or any adjournments of the Combined Annual Meeting.

Only shareholders of record at the close of business on February 4, 2008, are entitled to notice of and to vote at the Combined Annual Meeting. On February 4, 2008, 26,496,497 shares of Actel’s Common Stock were issued and outstanding.

All shareholders are cordially invited to attend the Combined Annual Meeting in person. However, to ensure your representation at the Combined Annual Meeting, you are urged to vote by internet, phone, or mail. Any shareholder attending the Combined Annual Meeting may vote in person even if such shareholder has voted by internet, phone, or mail.

BY ORDER OF THE BOARD OF DIRECTORS

David L. Van De Hey
Secretary

Mountain View, California
February 8, 2008

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
PROPOSAL NO. 2 -- RATIFICATION OF APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS

ACTEL CORPORATION

PROXY STATEMENT

2006-2007 COMBINED ANNUAL MEETING OF SHAREHOLDERS

The enclosed Proxy is solicited on behalf of the Board of Directors of Actel Corporation, a California corporation, for use at the 2006-2007 Combined Annual Meeting of Shareholders to be held on Tuesday, March 4, 2007, at 10:00 a.m. Pacific Time (the “Combined Annual Meeting”), and at any adjournments of the Combined Annual Meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Combined Annual Meeting of Shareholders. The Combined Annual Meeting will be held at Michaels at Shoreline, 2960 N. Shoreline Boulevard, Mountain View, California 94043. The telephone number at that address is (650) 962-1014. In this Proxy Statement, Actel Corporation is referred to as “Actel,” “the Company,” “we,” “us,” or “our.”

These proxy solicitation materials were mailed on or about February 15, 2008, to all shareholders entitled to vote at the Combined Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

Holders of record of Actel Common Stock at the close of business on February 4, 2008 (the “Record Date”), are entitled to notice of and to vote at the Combined Annual Meeting. At the Record Date, 26,496,497 shares of Common Stock were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date or (ii) attending the Combined Annual Meeting and voting in person. Our principal executive offices are located at 2061 Stierlin Court, Mountain View, California 94043. Our telephone number at that address is (650) 318-4200.

Voting and Solicitation

Except as described in the following paragraph, each shareholder is entitled to one vote for each share held on all matters.

At the Combined Annual Meeting, shareholders are entitled to cumulate votes (as described below) for candidates in nomination if the shareholder has given notice prior to commencement of voting of the shareholder’s intention to cumulate votes. If any shareholder has given such a notice, then every shareholder entitled to vote may cumulate votes for candidates in nomination either (i) by giving one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of votes to which that shareholder’s shares are normally entitled or (ii) by distributing the shareholder’s votes on the same principle among any or all of the candidates, as the shareholder thinks fit. The candidates receiving the highest number of affirmative votes, up to the number of Directors to be elected, will be elected; votes against any candidate and votes withheld shall have no legal effect. You are being asked to grant discretionary authority to cumulate votes to the proxy holders. If cumulative voting is properly invoked by any shareholder, the holders of the proxies solicited hereby intend to vote such proxies in a manner that ensures the election of as many of the nominees set forth herein as possible.

This solicitation of proxies is made by our Board of Directors and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, or personal solicitation by our Directors, officers, or regular employees without payment of additional compensation. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $7,500 in the aggregate.

Required Vote

The quorum required to conduct business at the Combined Annual Meeting or any adjournments of the Combined Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. If a quorum is present, the five candidates receiving the highest number of affirmative votes are elected Directors; votes against any candidate and votes withheld have no legal effect. On all other proposals set forth in this Proxy Statement, the affirmative vote of the majority of the shares represented at the Combined Annual Meeting and “voting” will be the act of the shareholders.

Although there is no definitive California statute or case law as to the proper treatment of abstentions and broker nonvotes, we believe that both abstentions and broker nonvotes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business. We also believe that neither abstentions nor broker nonvotes should be counted for purposes of determining the total number of shares represented and “voting” on each matter for which that is the required vote of the shareholders. We further believe that abstentions should be counted, but broker nonvotes should not be counted, for purposes of determining the total number of shares represented and “entitled to vote” on each matter for which that is the required vote of the shareholders. In the absence of controlling precedent to the contrary, we intend to treat abstentions and broker nonvotes in the manner described in this paragraph.

Deadline for Receipt of Shareholder Proposals for 2008 Annual Meeting of Shareholders

In order to be considered for inclusion in our proxy statement and form of proxy relating to our 2008 Annual Meeting of Shareholders, shareholder proposals must be received by our Secretary no later than March 4, 2008.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees

A board of five Directors is to be elected at the Combined Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If any nominee is unable or declines to serve as a Director at the time of the Combined Annual Meeting, the proxies will be voted for any nominee designated by our present Board of Directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a Director. The term of office of each person elected as a Director will continue until the next Annual Meeting and until a successor has been elected.

The Board of Directors recommends that shareholders vote “FOR” the nominees listed below:

			Director
Name of Director	Age	Principal Occupation	Since

John C. East	62	President and Chief Executive Officer, Actel Corporation	1988
James R. Fiebiger	67	Business Consultant	2000
Jacob S. Jacobsson	55	President and Chief Executive Officer, Blaze, Inc.	1998
J. Daniel McCranie	64	Business Consultant	2004
Robert G. Spencer	63	Principal, The Spencer Group	1989

Mr. East has been a Director, and served as our President and Chief Executive Officer, since December 1988.

Dr. Fiebiger has been a Director since December 2000. He has been an independent consultant to the semiconductor industry since October 2004. From December 1999 to September 2004, Dr. Fiebiger was Chairman and Chief Executive Officer of Lovoltech Inc., a privately held semiconductor company specializing in low voltage devices. He also serves as a Director of Mentor Graphics Corporation, Pixelworks Inc., Power Integrations Inc., and QLogic Corporation. Dr. Fiebiger was Vice Chairman and Managing Director of Technology Licensing of

GateField Corporation, a semiconductor company that we purchased in November 2000, from 1998 to 2000, and President and Chief Executive Officer and a Director of GateField from 1996 to 1998. He has also held the positions of President and Chief Operating Officer of VLSI Technology, Inc., an ASIC semiconductor company, President and Chief Executive Officer of Thomsom-Mosteck, a semiconductor company, and Senior Corporate Vice President and Assistant General Manager of Motorola Inc.’s worldwide semiconductor sector.

Mr. Jacobsson has been a Director since May 1998. Since March 2006, he has been President and Chief Executive Officer of Blaze, Inc., a privately-held company that offers products for Design For Manufacturability (DFM) products. For the six years before that, he was President and Chief Executive Officer and a Director of Cynapps, Inc., and its successor by merger, Forte Design Systems, a privately-held company that offers products and services for the hierarchical design and verification of large, complex systems and integrated circuits. Mr. Jacobsson also serves as a Director of various other private companies.

Mr. McCranie has been an independent business consultant since 2001. Mr. McCranie has been Chairman of the Board of Virage Logic Corporation, a provider of application-optimized semiconductor intellectual property platforms based on memory, logic, and design tools, since August 2003; and of ON Semiconductor Corporation, a global supplier of power and data management and standard semiconductor components, since August 2002. He is also a member of the Board of Directors of Cypress Semiconductor Corporation, a diversified, broadline semiconductor supplier with a communications focus located in San Jose, California, where he was employed from 1993 to 2001, most recently as Vice President, Marketing and Sales. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer, and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. He was previously Chairman of the Board of Xicor Inc. and has served on the Boards of California Micro Devices and ASAT Holdings Limited.

Mr. Spencer has been the principal of The Spencer Group, a consulting firm, for the past five years.

There are no immediate family relationships between or among any of our Directors or our executive officers.

Committees and Director Independence

The Board of Directors has determined that, except for Mr. East, each of its current Directors, including all Directors standing for re-election, is an “independent director” as defined in Rule 4200 of The Nasdaq Stock Market (“Nasdaq”).

Our Board of Directors has separately-designated standing Audit, Compensation, and Nominating Committees. During our 2005 fiscal year, which ended January 1, 2006, the Board of Directors held six meetings, the Board’s Audit Committee held eight meetings, the Board’s Compensation Committee held six meetings, and the Board’s Nominating Committee held one meeting. During our 2006 fiscal year, which ended December 31, 2006, the Board of Directors held five meetings, the Board’s Audit Committee held six meetings, the Board’s Compensation Committee held seven meetings, and the Board’s Nominating Committee held three meetings. Each Director attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board of Directors on which he served.

The Audit Committee, which currently consists of Messrs. Fiebiger (Chairman), Jacobsson, and Spencer, reviews the results and scope of the audit and other services provided by our registered public accounting firm. The Audit Committee has a charter, which is available to shareholders on the Company’s website at http://www.actel.com/company/ir/. The Board of Directors has determined that each member of the Audit Committee is an “independent director” as defined in Nasdaq Rule 4200 and meets the additional, more stringent requirements specified in Nasdaq Rule 4350 that apply to directors serving on audit committees. The Board of Directors has also determined that there is currently no “audit committee financial expert,” as defined in the applicable Securities and Exchange Commission (the “SEC”) rules and regulations, serving on the Audit Committee and is attempting to find an individual who qualifies as an audit committee financial expert and is willing to serve as a Director and as a member of our Audit Committee. See the Audit Committee Charter and Audit Committee Report under “OTHER INFORMATION” for more information regarding the Audit Committee and its functions.

The Compensation Committee, which currently consists of Messrs. McCranie (Chairman), Fiebiger, and Spencer, approves salary, benefit, and incentive compensation matters. The Compensation Committee has a charter, which is available to shareholders on the Company’s website at http://www.actel.com/company/ir/. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” as defined in Nasdaq Rule 4200. During fiscal years 2006 and 2005, no member of the Compensation Committee was an officer or employee or former officer or employee of Actel or any of its subsidiaries. No member of the Compensation Committee or executive officer of Actel served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee. Finally, no member of the Compensation Committee had any other relationship requiring disclosure. See the Compensation Committee Charter and “Compensation Discussion and Analysis” under “OTHER INFORMATION” below for more information regarding the Compensation Committee and its functions.

The Nominating Committee, which currently consists of Messrs. Jacobsson (Chairman), McCranie, and Spencer, recommends Director nominees to the Board of Directors. The Nominating Committee has a charter, which is available to shareholders on the Company’s website at http://www.actel.com/company/ir/. The Board of Directors has determined that each member of the Nominating Committee is an “independent director” as defined in Nasdaq Rule 4200. The policy of the Nominating Committee is to consider candidates recommended by shareholders in the same manner as candidates recommended to the Committee from other sources. See the Nominating Committee Charter for more information regarding the Nominating Committee and its functions. See “Director Candidates” under “OTHER INFORMATION” below for a discussion of the Nominating Committee’s policy with regard to the process for identifying and evaluating nominees for Director, including nominees recommended by shareholders.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to audit our financial statements for the 2007 fiscal year, which ended January 6, 2008. The decision of the Board of Directors to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint a new registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of Actel and its shareholders. Ernst & Young LLP has audited our financial statements since our initial public offering in 1993.

Although ratification by shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors may reconsider its selection.

The Board of Directors recommends that shareholders vote “FOR” ratification of the selection of Ernst & Young LLP as our registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the Combined Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Audit Fees

Ernst & Young LLP has audited our financial statements since 1993. The aggregate fees for professional services rendered by Ernst & Young LLP during the 2005 and 2006 fiscal years are summarized below:

	Fiscal Year	Fiscal Year
	2005	2006

Audit Fees(1)	$1,225,500	$3,397,222	(2)
Audit-Related Fees	$—	$—
Tax Fees(3)	$100,000	$128,290
All Other Fees	$—	$—

(1)	Represents the aggregate fees for professional services rendered for the audit of our annual financial statements, the review of the financial statements included in our quarterly reports during such period, the review and consent procedures for our Form S-8 Registration Statements during such period, and Section 404 attestation.

(2)	Includes $2,344,227 in fees for services performed in connection with the stock option investigation, reviews, and related restatement of financial statements.

(3)	Consists of tax-related services performed in connection with the preparation of state and federal tax returns as well as other tax consulting matters, including an analysis regarding the realizability of net operating losses, international tax planning (including the set-up of a sales office in China), and assistance with an IRS audit. Includes $100,000 in fees for services performed in connection with the preparation of state and federal tax returns.

Policy on Audit Committee Pre-Approval of Audit and the Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the registered public accounting firm in accordance with this pre-approval. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Audit Committee has delegated to its Chairman the authority to pre-approve audit and permissible non-audit services, provided that any such pre-approval decision is presented to the full Audit Committee at its next scheduled meeting. All audit, audit-related, and tax services rendered by Ernst & Young for our 2005 and 2006 fiscal years were pre-approved by the Audit Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee, which currently consists of Directors McCranie (Chairman), Fiebiger, and Spencer, approves executive salary, benefit, and incentive compensation matters. The Compensation Committee determines compensation based on recommendations of management (other than for our Chief Executive Officer), analysis of relevant compensation data, and the advice of an independent compensation consultant hired by the Compensation Committee. We seek to have a compensation program that fairly rewards executives for their responsibilities and performance, aligns management and shareholder interests, and provides incentives for both short- and long-term performance. The primary components of our compensation program are base salary, an annual incentive bonus plan, and stock and option awards.

Objectives and Principles of Our Executive Compensation

The primary goal of our compensation system is to ensure that we have talented, experienced, and motivated executive leadership that is capable of achieving our financial and strategic objectives.

As a starting point, we believe our executives should be fairly rewarded for their experience and for their level of responsibility. We therefore seek to ensure that our level of executive compensation is similar to that paid to comparable executives at comparable companies.

We strongly believe that executive compensation should be directly linked to our performance. Our compensation system is designed so that a substantial portion of the potential compensation of all of our Named Executives Officers is contingent on our financial results and our stock price.

In rewarding performance, we are careful to reward short- and long-term performance in a balanced manner. We expect our executive leadership to manage the Company so that we achieve our annual fiscal plan while at the same time positioning us to achieve our longer-term strategic objectives. Our performance based compensation therefore contains both long- and short-term elements.

In order to achieve longer-term strategic objectives, we believe it is important that we have a cohesive executive team with deep experience in the FPGA industry and at Actel. Therefore, our compensation system provides incentives for our existing executives to remain with us. To the extent that we need to hire new executives, we believe our compensation system allows us to attract individuals with the requisite experience and qualifications.

As a matter of corporate culture, we believe that executives should be compensated in a manner similar to all other employees of the Company. We have no executive perquisites, and decisions regarding executive salaries, raises, and stock or option awards are made in the context of the compensation that is paid to employees generally.

Finally, our compensation system is intended to be consistent with our shareholders’ interests. As discussed above, our compensation system is intended to motivate our executives to achieve high levels of performance. In addition, our compensation system is designed to ensure that executives do not receive a disproportionate share of corporate profits and that stock and option awards do not cause excessive dilution to shareholders.

Elements of Executive Compensation

Our executive compensation system consists of three main elements: base salary, an annual incentive bonus plan, and stock and option awards. In addition, executives may participate in our Employee Stock Purchase Plan and our non-qualified deferred compensation plan. In the event of a change of control of Actel, our executives would be eligible for payments pursuant to our Employee Retention Plan and, under certain circumstances, accelerated vesting of stock and option awards under our Management Continuity Agreements.

Our compensation system deliberately excludes certain elements. Our Named Executive Officers do not have employment contracts and, consistent with our belief that pay should be directly linked with performance, none is entitled to receive severance pay upon termination of employment. We have also chosen not to have executive perquisites because those would be inconsistent with our corporate culture. We do not have a pension plan, make employer contributions to our deferred compensation plan, or have other post-employment benefits (other than, under certain circumstances, under our change-of-control arrangements) because we do not believe those are efficient means of motivating improved performance.

Our Compensation Committee uses the services of an independent compensation consultant, Wade Meyercord of Meyercord & Associates, Inc., who attends the meetings of the Compensation Committee. Our Chief Executive Officer and Vice President of Human Resources also attend meetings of the Compensation Committee. The consultant’s responsibilities are to gather and present to the Committee relevant compensation data that is publicly available through filings with the Securities and Exchange Commission or in various surveys. While the consultant provides comparable salary ranges for the Company’s various executive positions, he does not recommend specific amounts. These recommendations are made by management for review and discussion by the Committee. Management does not recommend specific compensation amounts for our Chief Executive Officer; these amounts are determined by the Committee, with input from the Vice President of Human Resources as requested.

In structuring our compensation system, we are aware that there is strong competition for executive talent. We therefore seek to ensure that the compensation we pay our executives is competitive with what they could earn at other companies. As part of our compensation process, we obtain publicly disclosed compensation data from 19 semiconductor companies. We believe that these companies are potential competitors for our executives and that their compensation practices are therefore meaningful to our compensation decisions. These companies have revenue and market capitalizations that are similar to ours, with approximately two-thirds having greater and one-third having lesser revenue and market capitalizations. The companies are all located in the United States, primarily in California. This information is supplemented by broader commercially-available salary surveys. We use all of this information for reference purposes but do not attempt to benchmark our compensation against the comparable companies or any particular survey.

Each element of our compensation system is described below:

Base Salary

The Compensation Committee establishes base salaries for each position based on the scope of responsibility, taking into account base salaries at comparable companies. Because our executives have significant industry experience and most have long tenures with us, their base salaries are generally higher than the median base salary for comparable companies. We review base salaries annually and may adjust them to reflect market conditions or individual performance.

In January 2005, the Committee approved increases averaging 4.5% of salary for Named Executive Officers and 5.2% of salary for all executive officers. We delayed implementing our 2005 salary increases until October 2005 for financial reasons. We made no general increase in executive base salaries in 2006. However, two of our Named Executive Officers received increases in their base salaries in 2006 because of their particular circumstances. In February 2006, we increased the salary of Dennis Kish from $273,000 to $298,480 to reflect his promotion to Senior Vice President of Sales and Marketing. Mr. Kish left the Company in August 2007. In October 2006, we increased the salary of Jon Anderson, our Chief Financial Officer, from $252,000 to $277,000 because we determined that his salary was significantly below market. In August 2007, we implemented our 2007 salary increases.

We believe that the base salaries and potential incentive bonuses of our executive officers, when combined, are below the $1 million deductibility limit set forth in Section 162(m) of the Internal Revenue Code and, therefore, that provision of the tax law does not influence our compensation decisions significantly.

Incentive Bonus Plan

In 2005 and 2006, each Named Executive Officer was eligible to receive a bonus under our Key Employee Incentive Plan (the “Incentive Plan”). The Incentive Plan is intended to reward executives and key employees for achieving certain levels of financial performance during the fiscal year. The executive portion of the Key Employee Incentive Plan for 2005 and 2006 was similar to bonus plans adopted in prior years, and we have adopted a similar plan for 2007.

The Incentive Plan is intended to constitute a significant portion of an executive’s potential compensation. It is designed to help ensure that executives are focused on our near-term performance and on financial objectives that are of interest to shareholders. The Incentive Plan is designed so that the fiscal plan target levels should be achievable in any given year but only with a satisfactory level of performance. Payments significantly above the fiscal plan target levels require a higher level of performance. The Incentive Plan includes a threshold level of non-GAAP profitability that must be achieved for payments to be made in order to ensure that unsatisfactory performance is not rewarded. Due to our base salaries being somewhat higher than the median for comparable companies, we believe that overall our target payments under the Incentive Plan as a percentage of base salary are somewhat lower than the bonus targets of comparable companies.

The total payment under the Incentive Plan is determined primarily by a formula based on two variables: our annual revenues and our non-GAAP profit before tax. “Non-GAAP profit before tax,” which excludes amortization of acquisition-related intangibles and stock-based compensation expense, is customarily reported in our earnings release for the fourth quarter. However, because we were prevented from filing full financial statements for 2006 in early 2007 due to our stock option investigation, we only reported revenues for the fourth quarter of 2006. As a consequence, the Compensation Committee determined bonuses for 2006 under the Incentive Plan using the Company’s non-GAAP profit before tax for 2006 as it was determined internally on January 29, 2007. Our Audit Committee reviewed this determination. The Compensation Committee believed this was an appropriate course of action, even though it was possible that the Company’s operating results would change as a result of the stock option investigation and related restatements. The Incentive Plan already excluded stock-based compensation, and the Committee believed that any other changes would most likely not be operational in nature. We have chosen revenues and non-GAAP profit before tax as our targets because we believe they are the best indicators of our annual financial performance. The levels of revenues and non-GAAP profit before tax used under the Incentive Plan are determined by the Compensation Committee with reference to the fiscal plan for the year adopted by our full Board of Directors. For 2005, the target revenue level used for the Incentive Plan was $175.5 million and the target non-GAAP profit before tax used was $4.5 million. For 2006, the target revenue level used for the Incentive Plan was $189.9 million and the target non-GAAP profit before tax used was $12.25 million.

The aggregate payment under the Incentive Plan is subject to certain adjustments and limitations. The total payment for executives can be adjusted upward or downward by up to 20% based on a formula that depends on our revenue growth relative to our four chief competitors (Xilinx, Inc., Altera Corporation, Lattice Semiconductor Corporation, and QuickLogic Corporation). This adjustment is included because we believe it is important that executives focus on maintaining or improving our competitive position in the market. In addition, no bonus is paid unless a threshold level of non-GAAP profit before tax is reached (71%, or $3.2 million, for 2005 and 75%, or $9.2 million, for 2006), and total payments to executive officers under the Incentive Plan for 2005 could not exceed 12.9% and for 2006 could not exceed 12.8% of non-GAAP profit before tax. We included these limitations to motivate our executives to focus on annual profitability and to ensure that executives do not receive a disproportionate amount of the profit we generate. Finally, subject to the approval of the Compensation Committee, our Chief Executive Officer can modify the payments to executives other than himself to reflect individual achievement or special financial circumstances. In 2005 and 2006, the Chief Executive Officer did not modify the payments to any Named Executive Officer.

The total amount available under the Incentive Plan is allocated among the executive officers in proportion to their base salaries. The payment available to Mr. East, as a percentage of his base salary, was 50% higher than the payments available to the other Named Executive Officers, as a percentage of their base salaries, to reflect his greater responsibility for the Company’s success in achieving its financial objectives. For 2005, the target amounts (which assume that our revenue growth would exceed two of our four main competitors) represented 5.2% of the base salaries of the Named Executive Officers except Mr. East and 7.8% of his base salary. The Grants of Plan Based Awards table below sets forth the threshold, target and maximum amounts that would have been payable under the Incentive Plan for 2006 to Named Executive Officers if the amounts payable under the Incentive Plan were not adjusted for the Company’s relative performance to other FPGA companies. For 2006, the target amounts (which assume that our revenue growth would exceed two of our four main competitors) represented 13% of the base salaries of the Named Executive Officers except Mr. East and 19.6% of his base salary. The actual amounts paid to the Named Executive Officers for 2005 under the Incentive Plan were approximately 23.3% of the base salary of Mr. East and 15.5% of the base salary of the other Named Executive Officers. The actual amounts paid to the Named Executive Officers for 2006 under the Incentive Plan were approximately 27.8% of the base salary of Mr. East and 18.5% of the base salary of the other Named Executive Officers. In calculating the amounts actually paid, our non-GAAP profit before tax was greater than projected under our fiscal plan for 2005, which was augment by our relative revenue growth exceeding only three of our four main competitors. In calculating the amounts actually paid, our non-GAAP profit before tax was greater than projected under our fiscal plan for 2006, which was partially offset by our relative revenue growth exceeding only one of our four main competitors.

Stock and Option Awards

In 2005, the Company granted options to purchase shares of Common Stock to all of the Named Executive Officers. In 2006, the Company granted its Chief Executive Officer options to purchase shares of Common Sock and its other Named Executive Officers options to purchase shares of Common Stock and restricted stock units. We believe that stock option awards are an effective means of aligning the interests of executives and shareholders and rewarding executives for our achieving success over the long term, and that all equity awards provide executives an incentive to remain with us.

All stock option awards have an exercise price equal to the fair market value of our Common Stock as of the date of the grant and a ten-year term. The stock option awards granted in 2005 vest over four years at the rate of 6.25% each quarter. The stock option awards granted in 2006 vest over four years at the rate of 50% after two years and 6.25% each quarter thereafter. Because stock option awards have value only if our stock price increases, we believe they strongly link pay to performance.

The restricted stock units granted in 2006 vest over four years at rate of 50% after two years and 25% each year thereafter. Because restricted stock units have value even if our stock price remains stable or declines, they less strongly link pay and performance than stock option awards. However, the fact that they retain value makes them a stronger tool for encouraging executive retention. We believe that having restricted stock units as part of our stock-based compensation provides executives with a balance of certainty and upside potential. Because we believe the CEO is ultimately responsible for our performance and therefore should be rewarded primarily for performance, we chose not to grant Mr. East any restricted stock units in 2006.

Restricted stock units are also useful for managing “overhang” (i.e., the number of stock options outstanding as a percentage of total shares outstanding). We believe that a large overhang can have negative impact on the performance of our Common Stock. Restricted stock units are a means of providing executive officers with stock-based compensation without negatively impacting our overhang. Like stock options, however, restricted stock units cause shareholder dilution, and we take this impact into account when granting restricted stock units.

In determining the number of stock options and awards to grant, we attempt to grant a sufficient number so that amounts realized from the awards can constitute a significant portion of our executive’s compensation if our stock performs strongly. While we are cognizant of the financial statement impact of stock and option awards, we do not believe the accounting value of the awards (such as is indicated in the Summary Compensation Tables and the Grant of Plan-Based Awards table below) reflects the value of awards to the recipient. Accounting cost, therefore, is not a significant consideration in our decisions to grant stock and option awards. As with our determination of base salary and structuring of the incentive plan, we attempt to structure our stock and option awards so that they are competitive with comparable companies based on data supplied by our compensation consultant.

In 2005, the Compensation Committee awarded each of our Named Executive Officers, other than Mr. East, options to purchase 45,000 shares of Common Stock. In 2006, the Compensation Committee awarded each of our Named Executive Officers, other than Mr. East, options to purchase 33,750 shares of Common Stock and 4,500 restricted stock units. The basis for the equal awards was the belief of Mr. East and the Compensation Committee that these individuals generally have equally-weighted responsibilities within the Company. The Compensation Committee granted Mr. East options to purchase 140,000 shares of Common Stock in 2005 and 130,000 shares of Common Stock in 2006 based on its belief that his responsibilities are significantly greater.

In 2005, all options to our executive offers were granted on January 7, 2005, and the exercise price of the options was the closing price of our Common Stock on that day. In 2004, the Company adopted the policy that annual awards to continuing employees may only be granted on the first Friday of a month. The 2005 grants were approved by a Unanimous Written Consent (“UWC”) of the Compensation Committee. All UWC signature pages were received by the Company on or before the grant date.

In 2006, all options to our executive offers were granted on March 3, 2006, and the exercise price of the options was the closing price of our Common Stock on that day. March 3 was the date our Compensation Committee met and granted the options. Option awards will continue to be approved at a meeting of the Compensation Committee but, beginning in 2007, the options will not be granted until the first subsequent trading day in a “trading window” under our Insider Trading Policy. The exercise price of the options will be the closing price of our Common Stock on the date of grant. We believe that this approach will help ensure that the exercise price of our options reflect all material information regarding the Company at the time of the grant.

In December of 2005, we offered all of our employees other than our Chief Executive Officer the opportunity to exchange all of their outstanding options with exercise prices of $19.73 or more for restricted stock units. The purposes of the exchange offer were to provide employees with an opportunity to receive equity awards that would have a meaningful incentive effect and to reduce our overhang of outstanding options. The restricted stock unit exchange offer closed in January 2006. On average, employees surrendered options to purchase 3.75 shares of Common Stock for each restricted stock unit received. We determined the exchange ratios in accordance with the methodologies used by Institutional Shareholder Services (“ISS”) in evaluating option exchange proxy solicitations, and believe that ISS would have considered the exchange to be value-neutral. The exchange reduced our overhang by 17.2%. Details of the exchange offer can be found below at “Additional Material Information Regarding Compensation Tables — Option Exchange Offer.”

Change-in-Control Arrangements

We have adopted two plans that could provide benefits to our Named Executive officers in the event of a change of control. For the purposes of the plans, a change of control is defined as (i) the acquisition by any person of beneficial ownership of more than 30% of the combined voting power of our outstanding securities; (ii) a change in a majority of our Board of Directors within a two-year period; (iii) our merger or consolidation with any other corporation that has been approved by our shareholders, other than a merger or consolidation that would result in our voting securities outstanding immediately prior the merger or consolidation continuing to represent at least 50% of the total voting power of the surviving entity outstanding immediately after such merger or consolidation; or (iv) approval by our shareholders of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets.

Our Employee Retention Plan provides that all employees who hold unvested stock options and/or restricted stock units as of the date of any change of control shall receive, upon remaining in our employ for six months following the date of such change of control (or upon an earlier termination of employment other than for cause), an amount equal to one-third of the aggregate value of the restricted stock units and “spread” on their unvested options as of the date of such change of control. “Spread” is defined as the difference between the change of control price and the option exercise price. Payment may be made in cash, common stock of the Company or the acquirer, or a combination of cash and common stock. Such payment is in addition to any value realized by the employee upon exercise of any such unvested options. The purpose of the Employee Retention Plan is to help ensure that the interests of our employees and our shareholders are aligned in the event we are potentially subject to a change of control.

Our Management Continuity Agreements provide that an executive officer’s stock options and restricted stock units outstanding at the time of a change of control shall become fully vested if the officer dies or in the event of an involuntary termination of the officer’s employment other than for cause following the change of control. Change-of-control events often result in termination of executive officers’ employment. As a result, executive officers may have a strong personal financial incentive to avoid or resist a change of control even if that change of control would be beneficial to shareholders. Our change-of-control arrangements are intended to ameliorate this potential conflict of interest and make our executives neutral from a personal financial perspective with respect to potential change of control events. We believe that the amount of compensation our executives could potentially receive after a change of control pursuant to our Employee Retention Plan and Management Continuity Agreements is modest in comparison with the amounts potentially receivable by executives at comparable companies under their change-of-control arrangements.

Non-Qualified Deferred Compensation

We administer a non-qualified deferred compensation plan in which all employees with a base salary of at least $150,000 are eligible to participate. The plan allows employees to place cash compensation into their choice of investment vehicles and to not be taxed on the returns from such investment until they withdraw amounts from the accounts. We do not make any contributions to any employee’s account and do not guarantee any return on the accounts. We provide this plan so that more highly compensated employees have the opportunity to place the same proportion of their compensation in a tax-favored vehicle that lower compensated employees have through vehicles such as our 401(k) plan. The cost of administering the plan is small, so we do not consider this a significant element of our executive compensation system.

Employee Stock Purchase Plan

We offer all full-time and most part-time employees the opportunity to participate in our Employee Stock Purchase Plan (“ESPP”). The ESPP is generally implemented during consecutive and overlapping 24-month offering periods, each of which is divided into four six-month purchase periods. Generally, offering and purchase periods commence on February 1 and August 1 of each year. Under the terms of the ESPP, an employee may at the beginning of each purchase period elect to place up to 15% of their base salary into the plan. At the end of each purchase period, the amounts in each participant’s account are used to purchase shares of our Common Stock at a price equal to the lower of 85% of the price of our Common Stock at the beginning of the purchase period or 85% of the price of our Common Stock at the end of the purchase period. The primary purpose of the ESSP is to encourage lower-level employees who may not receive significant stock option awards to purchase and hold our Common Stock. As such, since January 3, 2006, we have limited the total amount of contributions that any employee may use to purchase Common Stock pursuant to the ESPP to $10,000 in any calendar year. We do not consider the ESPP to be a significant element of our executive compensation system.

Summary Compensation Table for 2006 Fiscal Year

The following table presents information concerning the total compensation of the Company’s Chief Executive Officer, Chief Financial Officer, and the three other Named Executive Officers for services rendered to the Company in all capacities for the fiscal year ended December 31, 2006. None of our Named Executive Officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)	($)	($)

John C. East	2006	$422,000	—	$—	$1,002,493	$117,415	—	—	$1,541,908
President and Chief Executive Officer (Principal Executive Officer)
Esmat Z. Hamdy	2006	$306,800	—	$361,243	$327,187	$56,908	—	—	$1,052,138
Senior Vice President, Technology and Operations
Dennis G. Kish(3)	2006	$296,357	—	$486,779	$363,573	$55,365	—	—	$1,202,074
Former Senior Vice President, Sales and Marketing
Fares N. Mubarak	2006	$298,480	—	$374,365	$356,241	$55,365	—	—	$1,084,451
Senior Vice President, Engineering
Jon A. Anderson	2006	$258,250	—	$304,566	$324,162	$51,381	—	—	$938,359
Vice President, Finance and Chief Financial Officer (Principal Financial Officer)

(1)	The amounts shown do not reflect compensation actually received. Instead, the amounts shown are the compensation costs recognized by Actel in 2006 for stock option and stock awards granted during or prior to 2006 as determined pursuant to SFAS 123(R). The assumptions used to calculate the value of the stock option and stock awards are set forth in Note 1 to Consolidated Financial Statements included in Actel’sAnnual Report on Form 10-K filed with the SEC for the year ended December 31, 2006.

(2)	Represents amounts paid pursuant to our 2006 Key Employee Incentive Plan for performance during 2006. These amounts were determined on January 19, 2007, and paid on February 15, 2007.

(3)	Mr. Kish resigned effective August 1, 2007.

Grants of Plan-Based Awards in 2006 Fiscal Year

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during our 2006 fiscal year:

GRANTS OF PLAN-BASED AWARDS

									All Other	All Other		Grant
									Stock	Option	Exercise	Date
									Awards	Awards:	or Base	Fair
			Estimated Possible Payouts			Estimated Possible Payouts			Number of	Number of	Price of	Value of
			Under Non-Equity Incentive Plan Awards(2)			Under Equity Incentive Plan Awards			Shares or	Securities	Option	Stock &
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Underlying	Awards	Options
Name	Date		($)	($)	($)	($)	($)	($)	Units (#)	Options (#)	($/Sh)	Awards ($)

John C. East	3/03/2006									130,000	14.77	946,675
			48,614	82,796	199,076
Esmat Z. Hamdy	01/03/2006	(1)							4,547
	01/03/2006	(1)							10,858
	01/03/2006	(1)							14,287
	01/03/2006	(1)							15,000
	01/03/2006	(1)							12,858
	03/03/2006									33,750	14.77	245,772
	03/03/2006								4,500			66,465
			23,562	40,129	96,487
Dennis G. Kish	01/03/2006	(1)							18,572
	01/03/2006	(1)							4,547
	01/03/2006	(1)							11,429
	01/03/2006	(1)							14,287
	01/03/2006	(1)							15,000
	01/03/2006	(1)							12,858
	03/03/2006									33,750	14.77	245,772
	03/03/2006									25,000	14.77	171,840
	03/03/2006								4,500			66,465
			22,923	39,041	93,871
Fares N. Mubarak	01/03/2006	(1)							1,430
	01/03/2006	(1)							4,547
	01/03/2006	(1)							11,429
	01/03/2006	(1)							14,287
	01/03/2006	(1)							15,000
	01/03/2006	(1)							12,858
	03/03/2006									33,750	14.77	245,772
	03/03/2006									20,000	14.77	137,695
	03/03/2006								4,500
			22,923	39,041	93,871							66,465
Jon A. Anderson	01/03/2006	(1)							3,547
	01/03/2006	(1)							19,573
	01/03/2006	(1)							12,500
	01/03/2006	(1)							12,858
	03/03/2006									33,750	14.77	245,772
	03/03/2006								4,500			66,465
			21,274	36,232	87,115

(1)	Represents restricted stock units issued pursuant to our Option Exchange Offer.

(2)	These columns show the range of potential payouts under the 2006 Key Employee Incentive Plan as described under the caption “Elements of Executive Compensation — Incentive Bonus Plan” in the Compensation Discussion and Analysis.

Additional Material Information Regarding Compensation Tables

Below is additional information regarding the compensation described in the Summary Compensation Table for 2006 Fiscal Year and the Grant of Plan Based Awards table above.

1986 Equity Incentive Plan

Stock and option awards to Named Executive Officers are made pursuant to the our 1986 Equity Incentive Plan (Equity Plan) The Equity Plan was initially approved by our Board of Directors in January 1986 and by our shareholders in May 1986. Since then, our Board and shareholders have approved numerous amendments to the Equity Plan, including increases in the number of shares of Common Stock issuable under the Plan. The Equity Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the granting of nonstatutory options to employees and consultants (including sales representatives), and for the granting of stock appreciation rights, restricted stock, restricted stock units, performance shares, and performance units to employees. The Equity Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

At December 31, 2006, options to purchase a total of 4,972,616 shares were outstanding at a weighted average exercise price of $16.71 per share; 810,686 restricted stock units were outstanding and unvested; and 1,902,160 shares remained available for future grants under the Equity Plan.

The stock options and restricted stock units granted under the Equity Plan to executives during 2006 vest over four years at the rate of 50% after two years and 6.25% each quarter thereafter. The other material features of the Equity Plan relating to stock options and restricted stock units are described below:

Administration

The Equity Plan may be administered by our Board of Directors or a committee designated by the Board that is constituted in accordance with applicable rules and regulations (the “Administrator”)

Stock Options

Each option granted under the Equity Plan is to be evidenced by a written stock option agreement between Actel and the optionee and is subject to the following additional terms and conditions:

Exercise of Option.  The Administrator determines on the date of grant when options become exercisable. An option is exercised by giving written notice of exercise to Actel specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to Actel. Subject to applicable law, the acceptable methods of payment for shares issued upon exercise of an option are set forth in the option agreement and may consist of (i) cash, (ii) check, (iii) promissory note, (iv) shares of Common Stock, (v) the delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise and delivery to Actel of the exercise price from the sale proceeds, (vi) any combination of the foregoing methods, or (vii) such other consideration and method of payment permitted under applicable law.

Exercise Price.  The exercise price of options granted under the Equity Plan is determined on the date of grant. The exercise price of stock options must be at least 100% of the fair market value per share at the time of grant. In the case of options granted to an employee who at the time of grant owns more than 10% of the voting power of all classes of stock of Actel or any parent or subsidiary, the exercise price must be at least 110% of the fair market value per share of the Common Stock at the time of grant. The fair market value of a share of Common Stock is the closing sales price for such stock as quoted on the Nasdaq National Market on the date of grant.

Termination of Relationship.  If the optionee’s employment or consulting relationship with Actel is terminated for any reason (other than death or total and permanent disability, as discussed below), options may be exercised within 90 days (or such other period of time as is determined by the Administrator) after such termination as to all or part of the shares as to which the optionee was entitled to exercise at the date of such termination, provided that the option may be exercised no later than its expiration date.

Disability.  If an optionee is unable to continue his or her employment or consulting relationship with us as a result of total and permanent disability, options may be exercised at any time within six months (or such other period of time not exceeding 12 months as is determined by the Administrator) from the date of disability to the extent such options were exercisable at the date of disability, provided that the option may be exercised no later than its expiration date.

Death.  If an optionee dies while serving as our employee or consultant, options become fully vested and may be exercised at any time within 12 months after the date of death by the optionee’s estate or a person who acquired the right to exercise the option by bequest or inheritance, provided that the option may be exercised no later than its expiration date.

Term and Termination of Option.  At the time an option is granted, the Administrator determines the period within which the option may be exercised. The form of option agreement provides that options granted under the Equity Plan expire ten years from the date of grant. In no event may the term of an incentive stock option be longer than ten years. No option may be exercised by any person after the expiration of its term. An incentive stock option granted to an optionee who, at the time such option is granted, owns more than 10% of the voting power of all classes of stock of Actel may not have a term of more than five years.

Restricted Stock Units

Restricted stock units are awards that obligate the Company to deliver shares of Common Stock to the participant as specified on each vesting date. Subject to annual share limitations set forth in the Equity Plan, the Administrator has complete discretion to determine (i) the number of shares subject to a restricted stock unit award granted to any participant and (ii) the conditions for grant or for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component. If a participant dies while serving as our employee or consultant, any restricted stock units shall vest in full. Until the shares are issued, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the underlying shares, unless a dividend equivalent has been issued in tandem with the restricted stock unit.

Nontransferability of Awards

Unless determined otherwise by the Administrator, an award granted under the Equity Plan is not transferable other than by will or the laws of descent and distribution, and may be exercised only by the participant during the participant’s lifetime or, in the event of death, by the participant’s estate or by a person who acquires the right to exercise the award. No awards granted under the Equity Plan may ever be transferred for value.

Stock Subject to Equity Plan

The Equity Plan provides that the aggregate number of options that may be sold under the Plan is increased annually on the first day of each fiscal year by such amount as is necessary to make the total number of options available for grant under the Equity Plan equal to 5% of our Common Stock issued and outstanding at the close of business on the last day of the immediately preceding fiscal year. Each restricted stock unit that is granted counts as two options under the Equity Plan.

Adjustments; Dissolutions; Mergers and Asset Sales

In the event any change, such as a stock split or dividend, is made in Actel’s capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by us, an appropriate adjustment shall be made in the number of shares under the Equity Plan, the price per share covered by each outstanding award, and the annual limits applicable to share-based awards.

In the event of the proposed dissolution or liquidation of Actel, all awards that have not been exercised (with respect to options and stock appreciation rights) or vested will terminate immediately prior to the consummation of such proposed action. The Administrator may, in its discretion, make provision for accelerating the vesting of shares subject to options and stock appreciation rights under the Equity Plan in the event of such a proposed dissolution or liquidation. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to other types of awards will lapse, and vesting will accelerate, subject to the dissolution or liquidation taking place at the time and in the manner contemplated.

In the event of the merger of Actel with or into another corporation or the sale of all or substantially all of the assets of Actel, each outstanding award shall be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the awards, they shall become fully vested.

Amendment and Termination

The Board may amend the Equity Plan at any time or from time to time or may terminate the Equity Plan without approval of the shareholders, except that shareholder approval is required for any amendment to the Equity Plan requiring shareholder approval under applicable law as in effect at the time. However, no action by the Board of Directors or shareholders may alter or impair any award previously granted under the Equity Plan without the written consent of holder of such award. The Board may accelerate the vesting of any award or waive any condition or restriction pertaining to such award at any time. The Board may not substitute new stock options or stock appreciation rights for previously granted stock options or stock appreciation rights, or amend any stock option or stock appreciation right to reduce the exercise price, without shareholder approval.

Last extended in 2001, the Equity Plan will terminate on May 18, 2011, unless further extended or earlier terminated. Any awards outstanding under the Equity Plan at the time of its termination will remain outstanding until they expire by their terms.

Option Exchange Offer

In December of 2005, we offered all of our employees except our Chief Executive Officer the opportunity to exchange all (but not less than all) outstanding options held by them with exercise prices of $19.73 or more for restricted stock units. The exchange was effected through a tender offer registered with the U.S. Securities and Exchange Commission. Because these options had exercise prices that were significantly higher than the fair market value of Common Stock, they were not providing the desired level of incentive or retention for our employees. By exchanging them for restricted stock units, we reduced our overhang of outstanding stock options by 17.2% and provided employees with an equity award with more certain value. The restricted stock units issued in the exchange vest over a period of 2 to 4 years.

The tender offer closed on January 3, 2006. Pursuant to the offer, we accepted for cancellation options to purchase 4,182,027 shares of our Common Stock and granted restricted stock units representing 1,132,393 shares of our Common Stock. The Option Exchange Offer included 1,474,500 options previously held by our executive officers, who received a total of 422,544 restricted stock units in the Exchange Offer. We entered into restricted stock unit agreements dated January 3, 2006, with each participating employee.

Outstanding Equity Awards at End of 2006 Fiscal Year

The following table presents certain information concerning equity awards held by the Named Executive Officers at the end of our 2006 fiscal year:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards									Stock Awards
												Equity
											Equity	Incentive
											Incentive	Plan
											Plan	Awards:
					Equity						Awards:	Market or
					Incentive						Number of	Payout
					Plan					Market	Unearned	Value of
					Awards:			Number of		Value	Shares,	Unearned
	Number of		Number of		Number of			Shares or		of Shares or	Units or	Shares,
	Securities		Securities		Securities			Units		Units of	Other	Units or
	Underlying		Underlying		Underlying			of Stock		Stock	Rights	Other Rights
	Unexercised		Unexercised		Unexercised	Option	Option	That		That	That	That
	Options (#)		Options (#)		Unearned	Exercise	Expiration	Have not		Have not	Have not	Have not
Name	Exercisable		Unexercisable		Options (#)	Price ($)	Date	Vested (#)		Vested ($)	Vested (#)	Vested ($)

John C. East	6,106	(1)				16.38	07/03/2007
	23,385	(1)				16.38	07/03/2007
	3,636	(2)				27.50	02/18/2010
	71,364	(2)				27.50	02/18/2010
	54,616	(3)				20.56	12/21/2010
	10,384	(3)				20.56	12/21/2010
	4,566	(4)				21.90	07/31/2011
	120,000	(5)				19.73	03/13/2012
	86,937	(6)	20,063			15.15	01/28/2013
	73,125	(7)	56,875			24.76	03/02/2014
	61,250	(13)	78,750			15.70	01/07/2015
			130,000	(8)		14.77	03/03/2016
	120,434	(4)				21.90	07/31/2011
Esmat Z. Hamdy								7,500	(9)	136,200
								868	(9)	15,763
								4,562	(9)	82,846
								6,119	(9)	111,121
								1,025	(9)	18,614
								12,858	(10)	233,501
								4,099	(11)	74,438
								448	(11)	8,136
								4,500	(12)	81,720
	32,500	(6)	7,500			15.15	01/28/2013
	19,687	(13)	25,313			15.70	01/07/2015
			33,750	(8)		14.77	03/03/2016
Dennis G. Kish								7,500	(9)	136,200
								2,170	(9)	39,407
								4,313	(9)	78,324
								2,804	(9)	50,921
								913	(9)	16,580
								4,802	(9)	87,204
								6,119	(9)	111,121
								1,025	(9)	18,614
								12,858	(10)	233,501
								4,262	(11)	77,398
								285	(12)	5,176
								4,500	(12)	81,720
	32,500	(6)	7,500			15.15	01/28/2013
	19,687	(13)	25,313			15.70	01/07/2015
			33,750	(9)		14.77	03/03/2016
	4,687	(14)	20,313			14.77	03/03/2016

	Option Awards									Stock Awards
												Equity
											Equity	Incentive
											Incentive	Plan
											Plan	Awards:
					Equity						Awards:	Market or
					Incentive						Number of	Payout
					Plan					Market	Unearned	Value of
					Awards:			Number of		Value	Shares,	Unearned
	Number of		Number of		Number of			Shares or		of Shares or	Units or	Shares,
	Securities		Securities		Securities			Units		Units of	Other	Units or
	Underlying		Underlying		Underlying			of Stock		Stock	Rights	Other Rights
	Unexercised		Unexercised		Unexercised	Option	Option	That		That	That	That
	Options (#)		Options (#)		Unearned	Exercise	Expiration	Have not		Have not	Have not	Have not
Name	Exercisable		Unexercisable		Options (#)	Price ($)	Date	Vested (#)		Vested ($)	Vested (#)	Vested ($)

Fares N. Mubarak								7,500	(9)	136,200
								913	(9)	16,580
								4,802	(9)	87,204
								6,119	(9)	111,121
								1,025	(9)	18,614
								583	(9)	10,587
								132	(9)	2,397
								12,858	(10)	233,501
								4,099	(11)	74,438
								448	(11)	8,136
								4,500	(12)	81,720
	5,679	(1)				16.38	07/03/2007
	2,321	(1)				16.38	07/03/2007
	20,625	(15)				13.06	03/01/2009
	1,875	(15)				13.06	03/01/2009
	3,750	(16)				13.56	08/06/2009
	16,250	(16)				13.56	08/06/2009
	32,500	(6)	7,500			15.15	01/28/2013
	19,687	(13)	25,313			15.70	01/07/2015
			33,750	(8)		14.77	03/03/2016
	3,750	(14)	16,250			14.77	03/03/2016
Jon A. Anderson								6,250	(9)	113,500
								683	(9)	12,403
								8,017	(9)	145,589
								532	(9)	9,661
								555	(9)	10,079
								12,858	(10)	233,501
								1,480	(11)	26,877
								248	(11)	4,504
								940	(11)	17,070
								879	(11)	15,963
								4,500	(12)	81,720
	32,500	(6)	7,500			15.15	01/28/2013
	19,687	(13)	25,313			15.70	01/07/2015
			33,750	(12)		14.77	03/03/2016

(1)	Option grant date is July 3, 1997; 100% of the shares subject to the grant vested on August 1, 2001.

(2)	Option grant date is February 18, 2000; 50% of the shares subject to the grant vested 2 years from that date and 6.25% vest at the end of each three month period thereafter until February 18, 2004.

(3)	Option grant date is December 21, 2000; 6.25% of the shares subject to the grant vested at the end of each three month period after that date until December 21, 2004.

(4)	Option grant date is July 31, 2001; 50% of the shares subject to the grant vested on August 1, 2001, and 6.25% vested at the end of each three month period thereafter until August 1, 2005.

(5)	Option grant date is March 14, 2002; 50% of the shares subject to the grant vested on August 1, 2004, and 6.25% vested at the end of each three month period thereafter until August 1, 2006.

(6)	Option grant date is January 28, 2003; 50% of the shares subject to the grant vested on August 1, 2005, and 6.25% vest at the end of each three month period thereafter until August 1, 2007.

(7)	Option grant date is March 2, 2004; 50% of the shares subject to the grant vested on August 1, 2006, and 6.25% vest at the end of each three month period thereafter until August 1, 2008.

(8)	Option grant date is March 3, 2006; 50% of the shares subject to the grant vest two years from that date and 6.25% vest at the end of each three month period thereafter until March 3, 2010.

(9)	Restricted Stock Unit grant date is January 3, 2006; 50% of the shares subject to the award vested on December 31, 2006, and 12.5% vest quarterly thereafter until December 31, 2007.

(10)	Restricted Stock Unit grant date is January 3, 2006; 50% of the shares subject to the award vest on March 31, 2007, and 10% vest quarterly thereafter until June 30, 2008.

(11)	Restricted Stock Unit grant date is January 3, 2006; 50% of the shares subject to the award vest on September 30, 2007, and 7.143% vest quarterly thereafter until June 30, 2009.

(12)	Restricted Stock Unit grant date is March 3, 2006; 50% of the shares subject to the award vest on March 31, 2008, and 25% vest annually thereafter until March 31, 2010.

(13)	Option grant date is January 7, 2005; 6.25% of the shares subject to the grant vest at the end of each three month period after that date until January 7, 2009.

(14)	Option grant date is March 3, 2006; 6.25% of the shares subject to this grant vest on May 1, 2006, and 6.25% vest at the end of each three month period thereafter until February 1, 2010.

(15)	Option grant date is March 1, 1999; 6.25% of the shares subject to the grant vest at the end of each three month period after that date until March 1, 2003.

(16)	Option grant date is August 6, 1999; 50% of the shares subject to the grant vested on August 1, 2001, and 6.25% vest every month thereafter until August 1, 2003.

Option Exercises and Stock Vested in 2006 Fiscal Year

The following table presents certain information concerning the exercise of options by each of the Named Executive Officers during our 2006 fiscal year, as well as information regarding stock awards that vested during the fiscal year:

OPTION EXERCISES AND STOCK VESTED AT FISCAL YEAR END

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name of Executive Officer	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

John C. East	—	—	—	—
Esmat Z. Handy	—	—	20,071	364,489
Dennis G. Kish	—	—	29,642	538,299
Fares N. Mubarak	—	—	21,072	382,668
Jon A. Anderson	—	—	16,036	291,214

Nonqualified Deferred Compensation

The following table discloses contributions, earnings, withdrawals and balances under non-qualified defined contribution and other deferred compensation plans for each Named Executive Officer for our 2006 fiscal year.

NONQUALIFIED DEFERRED COMPENSATION

	Executive
	Contributions		Registrant	Aggregate	Aggregate	Aggregate
	in Last		Contributions	Earnings in	Withdrawals/	Balance at Last
Name	FY ($)		in Last FY ($)	Last FY ($)(3)	Distributions ($)	FYE ($)

John D. East(1)	118,198	(1)	—	103,853	—	898,491
	0	(2)	—	110,517	—	369,610
Esmat Z. Hamdy	20,110	(1)	—	20,524	—	162,631
Dennis G. Kish	0	(1)	—	4,694	—	35,100
Fares N. Mubarak	33,281	(1)	—	31,418	—	294,102
Jon A. Anderson	0	(1)	—	—	—	—

(1)	Represents cash contributions.

(2)	Represents contributions of stock.

(3)	Amounts in this column are not included in the Summary Compensation Table for 2006 Fiscal Year.

The Named Executive Officers, along with all other employees with a base annual salary above $150,000, may elect to participate in our Deferred Compensation Plan. We do not make any contributions to any Deferred Compensation accounts nor do we guarantee any rate of return under the plan.

Potential Payments upon Termination or Change of Control

As discussed in the Compensation Discussion and Analysis, our Named Executive Officers do not have employment contracts, and none is entitled to receive severance pay or other benefits if we decide to terminate his employment in the absence of a change of control.

We have adopted two plans that could provide benefits to our Named Executive Officers in the event of a change of control. For the purposes of the plans, a change of control is defined as (i) the acquisition by any person of beneficial ownership of more than 30% of the combined voting power of our outstanding securities; (ii) a change in a majority of our Board of Directors within a two-year period; (iii) our merger or consolidation with any other corporation that has been approved by our shareholders (the definition for purposes of the Employee Retention Plan excludes a merger or consolidation that would result in our voting securities outstanding immediately prior the merger or consolidation continuing to represent at least 50% of the total voting power of the surviving entity outstanding immediately after such merger or consolidation); or (iv) approval by our shareholders of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets.

Our Employee Retention Plan provides that all employees who hold unvested stock options and/or restricted stock units as of the date of any change of control shall receive, upon remaining in our employ for six months following the date of such change of control (or upon an earlier termination of employment other than for cause), an amount equal to one-third of the aggregate value of the restricted stock units and “spread” on their unvested options as of the date of such change of control. “Spread” is defined as the difference between the change of control price and the option exercise price. Payment may be made in cash, cash, common stock of the Company or the acquirer, or a combination of cash and common stock. Such payment is in addition to any value realized by the employee upon exercise of any such unvested options.

Our Management Continuity Agreements provide that a Named Executive Officer’s stock options and restricted stock units outstanding at the time of a change of control shall become fully vested if the officer dies or in the event of an involuntary termination of the officer’s employment other than for cause following the change of control.

The following table shows the amounts each of our Named Executive Officers could receive upon a change in control pursuant to our Employee Retention Plan and their respective Management Continuity Agreements, assuming the change of control took place on December 29, 2006, the last business day of our 2006 fiscal year:

		Employee	Management
		Retention	Continuity
Name	Benefit	Plan(1)	Agreement(2)

John C. East	Retention payment	$352,073	—
	Acceleration of stock options	—	$1,001,940
	Acceleration of restricted stock units	—	—
Esmat Z. Hamdy	Retention payment	$327,406	—
	Acceleration of stock options	—	$199,257
	Acceleration of restricted stock units	—	$762,339
Dennis G. Kish	Retention payment	$410,195	—
	Acceleration of stock options	—	$268,119
	Acceleration of restricted stock units	—	$936,166
Fares N. Mubarak	Retention payment	$333,523	—
	Acceleration of stock options	—	$199,257
	Acceleration of restricted stock units	—	$780,499
Jon A. Anderson	Retention payment	$296,597	—
	Acceleration of stock options	—	$199,257
	Acceleration of restricted stock units	—	$670,867

(1)	Retention payments are earned by employees who remain employed for six months following a change in control or upon earlier termination of employment other than for Cause (see Note (3) below) and who hold unvested stock options and/or restricted stock units on the date of the change of control. The amounts shown are equal to one third of the sum of (x) the aggregate fair market value of any unvested restricted stock units held on December 29, 2006, and (y) the difference between $18.35, the closing price of a share of Actel Common Stock on December 28, 2006 (one day prior to assumed change of control date pursuant to the plan), and the option exercise price for each unvested stock option held on December 29, 2006, multiplied by the number of shares subject to such options.

(2)	If an executive officer dies or his employment is involuntarily terminated (see Note (4) below), other than for Cause (see Note (5) below) following a change in control, his stock options and restricted stock units accelerate and become fully vested. The amounts shown for acceleration of stock options are based upon the difference between $18.16, the closing price of a share of Actel Common Stock on December 29, 2006, and the option exercise price for all unvested stock options held on such date, multiplied by the number of shares subject to such options. The Named Executive Officer may exercise such options for a period of twelve months following termination but in no event later than the expiration of the term of the option. The amounts shown for restricted stock units are based upon the product obtained by multiplying the number of restricted stock units vesting by $18.16, the closing price of a share of Actel Common Stock on December 29, 2006.

(3)	“Cause” is defined under the Employee Retention Plan as (i) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the participant, (ii) the conviction of a felony, (iii) a willful act by the participant which constitutes gross misconduct and which is injurious to the Company, and (iv) continued and substantial violation by the participant of the participant’s employment duties which are demonstrably willful and deliberate on the participant’s part after there has been delivered to the participant a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the participant has not substantially performed his or her duties.

(4)	“Involuntary Termination” is defined under the Management Continuity Agreement as (i) without the employee’s express written consent, a significant reduction in the employee’s duties, authority or responsibilities, relative to the employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to employee of such reduced duties, authority or responsibilities; (ii) without the employee’s express written consent, a substantial reduction, without good business reasons, in the facilities and perquisites (including office space and location) available to the employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary of the employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the employee was entitled immediately prior to such reduction with the result that the employee’s overall benefits package is significantly reduced; (v) the relocation of the employee to a facility or a location more than thirty (30) miles from the employee’s then present location, without the employee’s express written consent; (vi) any purported termination of the employee by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in a change of control; or (viii) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of the employee.

(5)	“Cause” is defined under the Management Continuity Agreements as (i) any act of personal dishonesty taken by the employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the employee, (ii) the conviction of a felony, (iii) a willful act by the employee which constitutes gross misconduct and which is injurious to the Company, and (iv) following delivery to the employee of a written demand for performance from the Company which describes the basis for the Company’s belief that the employee has not substantially performed his duties, continued violations by the employee of the employee’s obligations to the Company which are demonstrably willful and deliberate on the employee’s part.

Summary of Officer Compensation for 2005 Fiscal Year

The following table sets forth information concerning the compensation of the five mostly highly compensated executive officers who were serving as executive officers of the Company as of January 1, 2006, the end of our 2005 fiscal year:

Summary Compensation Table(1)

						Long Term
						Compensation
		Annual Compensation				Awards
				Other Annual		Securities
Name and Principal Position	Year	Salary	Bonus(2)	Compensation		Underlying Options

John C. East	2005	$406,250	$98,408	$0		140,000
President and Chief Executive Officer	2004	395,427	0	1,500	(3)	130,000
	2003	364,391	63,929	0		107,000
Esmat Z. Hamdy	2005	314,969	47,696	0		45,000
Senior Vice President of	2004	290,904	0	1,500	(3)	45,000
Technology & Operations	2003	280,957	31,355	0		40,000
Paul V. Indaco	2005	274,720	43,977	8,700	(4)	45,000
Vice President of Sales	2004	268,227	0	10,200	(3)(4)	45,000
	2003	259,064	28,911	8,700	(4)	40,000
Dennis G. Kish	2005	263,250	42,441	0		45,000
Vice President of Marketing	2004	252,708	0	1,500	(3)	45,000
	2003	235,000	26,226	0		40,000
Fares N. Mubarak	2005	289,871	46,403	0		45,000
Vice President of Engineering	2004	283,040	0	1,500	(3)	45,000
	2003	273,420	30,514	0		40,000

(1)	Except as set forth in this table, there was no reportable compensation awarded to, earned by, or paid to the named executive officers in 2005.

(2)	The Company pays bonuses in the year following that in which the bonuses were earned.

(3)	The Company made a make a profit-sharing contribution under the Actel Corporation 401(k) Profit Sharing Plan to eligible employees for the Company’s 2004 fiscal year in an amount equal to 1% of each eligible employee’s gross earnings for the 2004 calendar year, up to a maximum contribution of $1,500. The contribution was paid in 2005.

(4)	Other compensation related to car allowance.

Option Values for 2005 Fiscal Year

The following table sets forth certain information concerning the number of options exercised during 2005 by the executive officers named in the Summary Compensation Table for 2005 Fiscal Year, as well as the number and aggregate value of shares covered by both exercisable and unexercisable stock options held by such executive officers as of January 1, 2006, the end of our 2005 fiscal year.

Aggregated Option Exercises in 2005 Fiscal Year
and Fiscal Year End Option Values

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
			at Fiscal Year-End		at Fiscal Year-End(1)
	Shares Acquired	Value
Name	on Exercise	Realized(2)	Exercisable	Not Exercisable	Exercisable	Not Exercisable

John C. East	0	$0	478,428	313,063	$0	$0
Paul V. Indaco	0	0	314,499	107,501	0	0
Esmat Z. Hamdy	0	0	180,499	107,501	0	0
Dennis G. Kish	0	0	247,499	107,501	0	0
Fares N. Mubarak	0	0	243,547	107,501	0	0

(1)	Calculated on the basis of the difference between the closing sale price at the fiscal year end ($12.73) and the exercise price.

(2)	Calculated on the basis of the difference between the exercise price and (i) the sale price when the exercised option is sold on the same day or (ii) the closing sale price on the exercise date.

Option Grants in 2005 Fiscal Year

The following table sets forth certain information with respect to stock options granted during 2005 to each of the executive officers named in the Summary Compensation Table for 2005 Fiscal Year:

Option Grants in 2005 Fiscal Year

						Potential Realizable
						Value at Assumed
						Annual Rates of Stock
						Price Appreciation for
	Individual Grants(1)					Option Term(2)
			% of Total
			Options
	Number of		Granted to
	Securities		Employees	Per Share
	Underlying		in Fiscal	Exercise	Expiration
Name	Options(3)		Year	Price	Date	5%	10%

John C. East	140,000	(4)	12.10%	$15.70	01/07/15	$1,382,310	$3,503,046
Esmat Z. Hamdy	45,000	(4)	3.89	15.70	01/07/15	444,314	1,125,979
Paul V. Indaco	45,000	(4)	3.89	15.70	01/07/15	444,314	1,125,979
Dennis G. Kish	45,000	(4)	3.89	15.70	01/07/15	444,314	1,125,979
Fares N. Mubarak	45,000	(4)	3.89	15.70	01/07/15	444,314	1,125,979

(1)	The exercise price of these options is equal to the fair market value of Common Stock on the date of grant, as determined by our Board of Directors. The options expire ten years from the date of grant, are not transferable by the optionee (other than by will or the laws of descent and distribution), and are exercisable during the optionee’s lifetime only by the optionee. To the extent exercisable at the time of termination, options may be exercised within 12 months following termination of the optionee’s employment, unless termination is the result of death, in which case the options become fully vested and may be exercised at any time within 12 months following death by the optionee’s estate or a person who acquired the right to exercise the option by bequest or inheritance.

(2)	The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future Common Stock prices. The “potential realizable value” was calculated at the assumed rates of appreciation using the applicable exercise price as the base.

(3)	Options vest and are fully exercisable upon an involuntary termination other than “for cause,” or a voluntary termination “for good reason,” following a “change of control.”

(4)	Option begins vesting January 7, 2005, and vests quarterly at a rate of 6.25% until January 7, 2009.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation paid or accrued for services rendered to the Company in all capacities by the members of the Company’s Board of Directors for the fiscal year ended December 31, 2006:

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned			Incentive	Deferred
	or Paid in	Stock	Option	Plan	Compensation	All Other
Name	Cash ($)	Awards ($)	Awards(1) ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

James R. Fiebiger(2)	79,000	—	—	—	—	—	79,000
Jacob S. Jacobsson(2)	46,000	—	—	—	—	—	46,000
J. Daniel McCranie(2)	94,000	—	—	—	—	—	94,000
Robert G. Spencer(2)	38,000	—	—	—	—	—	38,000
Henry L. Perret(1)(2)	55,000	—	—	—	—	—	55,000

(1)	Mr. Perret resigned from the Board of Directors on January 30, 2007.

(2)	The aggregate number of shares subject to stock awards and stock options outstanding at December, 2006 for each Director is as follows:

	Aggregate Number of Stock Awards	Aggregate Number of Option Awards
	Outstanding as Dec. 31,	Outstanding as Dec. 31,
Name	2006 (#)	2006 (#)(1)

James R. Fiebiger	—	55,000
Jacob S. Jacobsson	—	65,000
J. Daniel McCranie	—	37,500
Robert G. Spencer	—	60,000
Henry L. Perret	—	45,000

(1)	As discussed below, no options were granted to our Directors in 2006 or 2007 because we did not hold Annual Meetings. On the date of our Combined 2006-2007 Annual Meeting, each Director then in office will receive an option to purchase 12,500 shares of our Common Stock relating to the Director’s service during 2006 (which will be fully vested) and an additional option to purchase 12,500 shares of our Common Stock relating to the Director’s service during 2007.

Explanation of Director Compensation

As compensation for their services, Directors who are not employees receive an annual retainer of $30,000. In addition, the Audit Committee Financial Expert and Chairman receives $25,000, and each other member of the Audit Committee receives $10,000; the Chairman of the Compensation Committee receives $10,000, and each other member of the Compensation Committee receives $5,000; and the Chairman of the Nominating Committee receives $6,000, and each other member of the Nominating Committee receives $3,000. In 2006, the Directors who served on the Special Committee of the Board of Directors investing our stock option granting practices received an additional retainer of $5,000 (Mr. Fiebiger) and the Chairman of the Special Committee received $10,000 (Mr. McCranie). In addition, each member of the Special Committee received a fee of $2,000 for each meeting attended in person and $1,000 for each meeting attended telephonically. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in the performance of their duties.

Our 2003 Directors’ Stock Option Plan (the “Director Plan”) provides for the grant of nonstatutory stock options to nonemployee Directors. Under the Director Plan, each eligible Director is granted an initial option to purchase 12,500 shares of Common Stock on the date on which such person first becomes an eligible Director and an additional option to purchase 12,500 shares on each subsequent date that such person is elected as a Director at an Annual Meeting of our Shareholders. The exercise price is the closing sales price of Common Stock quoted on the Nasdaq National Market on the date of grant. All options become exercisable on the date of the next Annual Meeting of Shareholders (provided that the Director has then served on the Board for at least six months), subject to the optionee remaining a Director until that Annual Meeting. Vested options are exercisable for four years after the date an optionee ceases to serve as a Director, provided that no option may be exercised after its expiration date (which is ten years from the date of grant).

Because we did not hold Annual Meetings in 2006 or 2007, our Directors did not receive option grants in 2006 or 2007. It is our intention to grant our Directors two options to purchase 12,500 shares at the Combined 2006-2007 Annual Meeting. The first grant will be awarded in consideration of the Director’s service during 2006 and will be fully vested upon grant. The second grant will be awarded in consideration of the Director’s service during 2007 and will vest on the date of our 2008 Annual Meeting (provided that the Director has then served on the Board for at least six months).

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Common Stock as of December 31, 2007, by each shareholder known by us to beneficially own more than 5% of our outstanding shares of Common Stock; each of our Directors; each of the Named Executive Officers named in the Summary Compensation Table for 2006 Fiscal Year; and all of our Directors and executive officers as a group.

The information on beneficial ownership in the table and the footnotes is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Unless otherwise noted, the shareholders named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, subject to applicable common property laws.

	Name and Address of	Amount and Nature of
Title of Class(1)	Beneficial Owner(2)	Beneficial Ownership(3)		Percent of Class(4)

	5% or Greater Shareholders:
Common Stock	BlackRock, Inc.	1,470,223	(1)	5.5	%(2)
	40 East 52nd Street
	New York, NY 10022
Common Stock	Dimensional Fund Advisors LP	2,203,149	(3)	8.3	%(2)
	1299 Ocean Avenue
	Santa Monica, CA 90401
Common Stock	Franklin Templeton Portfolio Advisors, Inc.	1,407,143	(4)	4.3	%(2)
	One Franklin Parkway
	San Mateo, California 94403-1906
	Current Directors and Named Executive Officers:
Common Stock	John C. East	788,154	(5)	2.8	%(6)
Common Stock	Esmat Z. Hamdy	168,245	(5)		*(6)
Common Stock	Fares N. Mubarak	185,987	(5)		*(6)
Common Stock	Jon A. Anderson	118,318	(5)		*(6)
Common Stock	James R. Fiebiger	55,000	(5)		*(6)
Common Stock	Jacob S. Jacobsson	65,000	(5)		*(6)
Common Stock	J. Daniel McCranie	37,500	(5)		*(6)
Common Stock	Robert G. Spencer	67,666	(5)		*(6)
Common Stock	All current Directors and executive officers as a group (12 persons)	1,827,969	(5)	6.5	%(6)

*	Less than 1%.

(1)	As reported by the beneficial owner as of December 31, 2006, in a Schedule 13G filed with the SEC on February 8, 2008. The reporting person is a parent holding company for a number of investment management subsidiaries that have shared power to vote and dispose of, or to direct the voting or disposition of, the shares of Actel Common Stock reported. The reporting person disclaims beneficial ownership of the shares reported pursuant to Rule 13d-4 of the Securities Exchange Act of 1934.

(2)	Calculated as a percentage of shares of Common Stock outstanding as of December 31, 2006.

(3)	As reported by the beneficial owner as of December 31, 2006, in a Schedule 13G (Amendment No. 2) filed with the SEC on February 6, 2008. The reporting person, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts, and accounts are the “Funds.” In its role as investment advisor or manager, the reporting person possesses investment and/or voting power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in this schedule are owned by the Funds. The reporting person disclaims beneficial ownership of such securities and any admission that the reporting person or any of its affiliates is the beneficial owner of any such securities for any purpose other than reporting purposes under Section 13(d) of the Securities Exchange Act of 1934.

(4)	As reported by the beneficial owner as of December 31, 2007, in a Schedule 13G (Amendment No. 6) filed with the SEC on February 4, 2008. The reporting person (“FTPA”) may beneficially own the securities reported pursuant to various separately managed account investment management arrangements. Under these arrangements, underlying clients may, from time to time, delegate to FTPA the power to vote such securities, in which case FTPA has sole voting power. To the extent that the underlying client retains voting power over any securities, FTPA disclaims any power to vote or direct the vote of such securities.

(5)	Includes shares issuable pursuant to stock options that are exercisable within 60 days after December 31, 2007, as follows: for Mr. East, 710,750, shares; for Mr. Hamdy, 73,500 shares; for Mr. Mubarak, 127,500 shares; for Mr. Anderson, 73,750 shares; for Mr. Fiebiger, 55,000 shares; for Mr. Jacobsson, 65,000 shares; for Mr. McCranie, 37,500 shares; and for Mr. Spencer, 55,000 shares; and for all Directors and officers as a group, 1,470,841 shares.

(6)	Calculated as a percentage of shares of Common Stock outstanding as of December 31, 2007. For each named person, Common Stock that the person has the right to acquire either currently or within 60 days after December 31, 2007, including through the exercise of an option, is included in the shares beneficially owned by that person and in the total number of shares of Common Stock outstanding; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

Compensation Committee Interlocks and Insider Participation

During fiscal years 2006 and 2005, no member of the Compensation Committee was an officer or employee or former officer or employee of Actel or any of its subsidiaries. No member of the Compensation Committee or executive officer of Actel served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee. Finally, no member of the Compensation Committee had any other relationship requiring disclosure.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006, The following table summarizes as of January 5, 2003, the number of securities to be issued upon the exercise of outstanding derivative securities (options, warrants, and rights); the weighted-average exercise price of the outstanding derivative securities; and the number of securities remaining available for future issuance under our equity compensation plans:

					C
					Number of Securities
					Remaining Available
	A		B		for Future Issuance
	Number of Securities to		Weighted Average		Under Equity
	be Issued Upon Exercise		Exercise Price of		Compensation Plans
	of Outstanding Options,		Outstanding Options,		(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights		Reflected in Column A)

Equity Compensation Plans Approved by Security Holders	6,068,609		$16.56	(4)	2,759,464	(1)
Equity Compensation Plans Not Approved by Security Holders	406,931		$18.60		2,844,604	(2)
Total	6,475,540	(3)	$16.71	(3)(4)	5,604,068

(1)	Consists of 1,902,160 shares available for issuance under our Amended and Restated 1986 Equity Incentive Plan (“Equity Plan”), 362,500 shares available for issuance under our 2003 Director Stock Option Plan, and 494,804 shares available for issuance under our Amended and Restated 1993 Employee Stock Purchase Plan. The Equity Plan provides that the aggregate number of shares that may be sold under the Plan is increased annually on the first day of each fiscal year by such amount as is necessary to make the total number of shares available for grant under the Equity Plan equal to 5% of Actel Common Stock issued and outstanding at the close of business on the last day of the immediately preceding fiscal year.

(2)	Consists of options granted and available for issuance under our 1995 Employee and Consultant Stock Plan.

(3)	Includes information for options assumed in connection with mergers and acquisitions. As of December 31, 2006, a total of 15,778 shares of Common Stock with a weighted-average exercise price of $26.36 were issuable upon exercise of such outstanding options.

(4)	Weighted average price calculation excludes 810,686 restricted stock unit awards, which have no exercise price.

Summary of 1995 Employee and Consultant Stock Plan

The 1995 Employee and Consultant Stock Plan (“1995 Plan”) was adopted by our Board of Directors on March 6, 1995. The purposes of the 1995 Plan are to attract and retain the best available personnel for employee and consultant positions, to provide additional incentive to such persons, and to thereby promote the success of our business. Options granted under the 1995 Plan are nonstatutory stock options. The 1995 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code nor is it subject to ERISA.

Administration; Eligibility; Terms of Options; Exercise of Options

The 1995 Plan is administered by the Administrator. Options under the 1995 Plan may be granted as the Administrator determines, in its discretion, only to employees or consultants who are not Directors or officers. Each option granted under the 1995 Plan is subject to a written stock option agreement. The agreement sets forth the terms and conditions of such grants, including the schedule under which the option becomes exercisable and the exercise price of the option. An option is exercised when the optionee gives written notice specifying the number of full shares of Common Stock to be purchased and tenders payment of the purchase price. Funds received by us upon exercise of an option are used for general corporate purposes.

Termination of Status as Employee or Consultant

If the optionee’s status as an employee or consultant terminates for any reason (other than as a result of death), the optionee may, within the period of time set forth in the stock option agreement, exercise any option granted under the 1995 Plan, but only to the extent such option was exercisable on the date of such termination. To the extent that the option is not exercised within such period, the option terminates. If the optionee’s status as an employee or consultant terminates as a result of death, the optionee’s legal representative may exercise the entire option at any time within 12 months following the date of death. To the extent that the option is not exercised within such 12-month period, the option terminates. An option is not transferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee’s lifetime only by the optionee.

Adjustments; Dissolution; Mergers and Asset Sales

In the event any change, such as a stock split or dividend, is made in our capitalization that results in an increase or decrease in the number of outstanding shares of our Common Stock without receipt of consideration, an appropriate adjustment shall be made in the number of shares under the 1995 Plan and the price per share covered by each outstanding option. In the event of a dissolution or liquidation, all outstanding options will terminate immediately prior to the consummation of such action. In the event of a merger with or into another corporation or a sale of all or substantially all of our assets, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume such options or to substitute equivalent options, each outstanding option shall become fully vested and exercisable.

Amendment and Termination

The Board may amend or terminate the 1995 Plan at any time, but any such action shall not adversely affect any stock option then outstanding under the 1995 Plan without the consent of the holder of the option. The 1995 Plan will terminate on July 19, 2012, unless earlier terminated as described above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange requires our Directors, executive officers, and persons who beneficially own more than 10 percent of our Common Stock to file with the SEC reports of ownership regarding the Common Stock and other Actel equity securities. These persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of copies of the Section 16(a) reports received during the period from January 2, 2006, until December 31, 2006, and written representations from each of our Directors and executive officers, all of our Directors and executive officers complied with the applicable Section 16(a) filing requirements, except that Mr. Van De Hey filed one report two business days late due to technical difficulties.

Director Candidates

The policy of the Nominating Committee is to consider recommended nominees for the Board of Directors from shareholders holding no less than 1% of our Common Stock continuously for at least 12 months prior to the date of the submission of the recommendation. Shareholder recommendations for candidates to the Board of Directors must be directed in writing to Actel Corporation, Corporate Secretary, 2061 Stierlin Ct., Mountain View, CA 94043, and received not less than ninety (90) nor more than one hundred twenty (120) calendar days in advance of the anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s Annual Meeting of shareholders.

Shareholder recommendations must include the candidate’s name, age, business address, and residence address; the candidate’s principal occupation or employment; the class and number of shares of Actel that are beneficially owned by such candidate; detailed biographical data and qualifications and information regarding any relationships between the candidate and Actel within the last three years; and any other information relating to such candidate that is required to be disclosed in solicitations of proxies for elections of Directors, or is otherwise required, under the Exchange Act. A shareholder’s recommendation to the Secretary must also set forth the name and address, as they appear on Actel’s books, of the shareholder making such recommendation; the class and number of shares of Actel that are beneficially owned by the shareholder and the date such shares were acquired by the shareholder; any material interest of the shareholder in such recommendation; a description of all arrangements or understandings between the shareholder making such recommendation and the candidate and any other person or persons (naming such person or persons) pursuant to which the recommendation is made by the shareholder; a statement from the recommending shareholder in support of the candidate, references for the candidate, and the candidate’s written consent to being named as a nominee and willingness to serve, if elected; and any other information that is required to be provided by the shareholder under the Exchange Act as a proponent of a shareholder proposal.

In its evaluation of Director candidates, including the members of the Board of Directors eligible for re-election, the Nominating Committee considers all factors it considers appropriate, including judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service, and potential conflicts of interest, as well as the then-current size and composition of the Board of Directors and the needs of the Board and its committees. The Nominating Committee requires the following minimum qualifications to be satisfied by any nominee for a position on the Board: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing Board; the ability to assist and support management and make significant contributions to Actel’s success; and an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

Audit Committee Report

The following report is provided to shareholders by the Audit Committee of the Board of Directors. This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C, or to the liabilities of Section 18 of the Exchange Act, except to the extent that Actel specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into a filing under the Securities Act or the Exchange Act.

The Audit Committee of Actel’s Board of Directors is currently composed of three Directors and operates under a written charter adopted by the Board. The current members of the Committee are listed at the end of this report. The Board of Directors has determined that each member of the Audit Committee is an “independent director” as defined in Nasdaq Rule 4200 and meets the additional, more stringent requirements specified in Nasdaq Rule 4350 that apply to directors serving on audit committees. The Board of Directors has also determined that there is currently no “audit committee financial expert,” as defined in the applicable SEC rules and regulations, serving on the Audit Committee and is attempting to find an individual who qualifies as an audit committee financial expert and is willing to serve as a Director and as a member of our Audit Committee.

Management is responsible for Actel’s internal controls over the financial reporting process, including preparation of the financial statements and footnotes. Actel’s registered public accounting firm is responsible for performing an independent audit of Actel’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor these processes. In addition, the Committee appoints Actel’s registered public accounting firm (Ernst & Young LLP).

In this context, the Committee has reviewed and discussed with Actel’s management and registered public accounting firm the overall scope and plans for the independent audit as well as the audited financial statements. Management represented to the Committee that Actel’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

Discussions about Actel’s audited financial statements included the registered public accounting firm’s judgments about the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Committee also discussed with the registered public accounting firm other matters required by Statement on Auditing Standards (SAS) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications.

Actel’s registered public accounting firm provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee discussed the registered public accounting firm’s independence with management and the registered public accounting firm. In addition, the Committee considered whether the tax and other non-audit consulting services provided by the registered public accounting firm could impair the registered public accounting firm’s independence and concluded that such services have not impaired the registered public accounting firm’s independence. All professional services provided by the registered public accounting firm were pre-approved by the Audit Committee.

Based on the Committee’s discussion with management and the registered public accounting firm and the Committee’s review of the representations of management and the report of the registered public accounting firm to the Committee, the Committee recommended to the Board that the audited consolidated financial statements be included in Actel’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2006.

James R. Fiebiger (Chairman)
Jacob S. Jacobsson
Robert G. Spencer

Shareholder Communications to the Board of Directors

The Board of Directors has a process, approved by a majority of the independent Directors, for shareholders to send communications to the Board of Directors. Shareholders can send communications to the Board or any specified individual Director by email addressed to the Corporate Secretary at vandehey@actel.com.

Related Person Transactions

Our Directors and executive officers are subject to our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics requires our Directors and executive officers to avoid situations in which a conflict of interest might occur or appear to occur. If such a related party transaction is unavoidable, the Director or executive officer must fully disclose the nature of the related party transaction to the Chief Financial Officer. If determined to be material to the Company by the CFO, the Company’s Audit Committee must review and pre-approve in writing such related party transaction. The most significant related party transactions, particularly those involving the Company’s Directors or officers, must be reviewed and pre-approved in writing by the Company’s Board of Directors.

In addition, on an annual basis and upon any new appointment, each Director and executive officer is required to complete a Director and Officer Questionnaire that requires disclosure of any related party transactions pertaining to the Director or executive officer. Our Board of Directors will consider such information in its determinations of independence with respect to our Directors under NASD Rule 4200 and the applicable rules promulgated by the SEC.

Director Attendance at Annual Meetings

Our policy is that the members of the Board of Directors are expected to attend our Annual Meetings if practicable. All members of the Board of Directors attended the 2005 Annual Meeting of Shareholders.

Company Stock Performance

The following information shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C, or to the liabilities of Section 18 of the Exchange Act, except to the extent that Actel specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into a filing under the Securities Act or the Exchange Act.

The following graph shows a comparison of cumulative total return for Common Stock, The Nasdaq Stock Market (US), and Nasdaq Electronic Component Stocks. In preparing the graph, we assumed that $100 was invested on December 31, 2000, in (i) Actel’s Common Stock, (ii) The Nasdaq Stock Market (US) index, and (iii) the Nasdaq Electronic Component Stocks index, and that all dividends were reinvested.

Comparison of Cumulative Total Return

Shareholder returns over the indicated period should not be considered indicative of future shareholder returns. The closing sale price of our Common Stock on December 31, 2006, was $18.31. The closing sale price of our Common Stock on February 8, 2008, was $11.46.

OTHER MATTERS

We know of no other matters to be submitted to the Combined Annual Meeting. If any other matters properly come before the Combined Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

David L. Van De Hey
Secretary

Dated: February 8, 2008

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the
ACTEL CORPORATION cut-off date or meeting date. Have your proxy card in hand when you
2061 STIERLIN CT. access the web site and follow the instructions to obtain your records and
MOUNTAIN VIEW, CA 94043 to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Actel Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the
Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Time the day before the cut-off date or meeting date.
Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Actel Corporation, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ACTEL1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ACTEL CORPORATION Vote On Directors
1. To elect the following named persons as directors of the Company For Withhold For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. All All Except Nominees:
01) John C. East 04) J. Daniel McCranie 02) James R. Fiebiger 05) Robert G. Spencer 03) Jacob S. Jacobsson 0 0 0 Vote On Proposal For Against Abstain
2. To ratify the selection of Ernst & Young LLP as the Company’s independent auditors. 0 0 0
THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND MAY BE REVOKED PRIOR TO ITS EXERCISE. This Proxy will be voted as directed, but if no direction is indicated, it will be voted for all nominees for director as set forth in Proposal 1 and for Proposal 2. If any other business is presented to the 1997 Annual Meeting of Shareholders, this Proxy will be voted by those named in this Proxy in their best judgment. Please sign EXACTLY as your name(s) appear(s) on the address label used to mail your Proxy Statement. When shares are held by joint tenants or as community property, both should sign. If signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. For address changes and/or comments, please check this box and write them on the back where indicated. 0
Yes No Please indicate if you plan to attend this meeting. 0 0
PLEASE SIGN AND DATE YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PROXY FOR COMBINED 2006-2007 ANNUAL MEETING OF SHAREHOLDERS OF ACTEL CORPORATION
To Be Held On March 4, 2008
PROXY SOLICITED BY THE BOARD OF DIRECTORS
The undersigned holder of Common Stock of Actel Corporation (the “Company”) acknowledges receipt of the Company’s “Notice of Combined Annual Meeting of Shareholders” to be held March 4, 2008, and the accompanying Proxy Statement dated February 8, 2008 (the “Proxy Statement”), and, revoking any proxy heretofore given, hereby constitutes and appoints John C. East and Robert G. Spencer, and each of them individually, with full power of substitution, attorney and proxy to appear and vote all of the shares of Common Stock of the Company standing in the name of the undersigned at the Combined 2006-2007 Annual Meeting of Shareholders, and any adjournment thereof, as indicated on the reverse side.
Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)